                                     EXHIBIT 4.7

SECURITY CAPITAL TRADING, INC.
520 Madison Avenue, 10th Floor, New York, New York 10022



                                   April 12, 1999


American Technologies Group
1017 South Mountain Avenue
Monrovia, California 91016


Attention:     Lawrence Brady
               Chief Executive Officer


Gentlemen:

     This will confirm Security Capital Trading, Inc.'s intent to act as the Managing Underwriter (the "Representative") in connection with the proposed public offering of shares of Cumulative Convertible Preferred Stock (the "Preferred Stock") of the American Technologies Group (the "Company"). It is contemplated that the Representative shall underwrite, on a firm commitment basis, 1,000,000 shares of Preferred Stock at $10.00 per share which will result in gross proceeds of approximately $10,000,000. Each share of Preferred Stock shall have a liquidation preference equal to $10.00 per share plus all accrued but unpaid dividends. Each share of Preferred Stock shall be convertible into shares of Common Stock at a per share price, based upon market conditions, equivalent to approximately 120% to 130% of the closing bid price of a share of Common Stock on the Effective Date; and shall receive cash cumulative dividends, at the rate of 10% per annum, payable semi-annually. The Preferred Stock shall not be subject to call for redemption for three years from the Effective Date. Thereafter, the Company may call the Preferred Stock for redemption in their entirety at the liquidation value thereof (plus accrued and/or unpaid dividends) on thirty
(30) days' written notice if the closing bid price of the Common Stock for twenty (20) consecutive trading days ending not more than ten (10) days prior to when notice of the call for redemption is given equals or exceeds 150% of the closing bid price of the Common Stock on the Effective Date. On the Effective Date, before giving effect to the shares of Preferred Stock to be sold in the proposed public offering, and any Private Placement where Security Capital Trading acts as the Placement Agent, there shall be no more than 55,000,000 shares of Common Stock outstanding after giving effect to:
(a) all issued and outstanding shares of Common Stock and (b) any and all (i) securities with equivalent rights as the Common Stock, (ii) shares of Common Stock, or equivalent securities, issuable upon exercise of options, warrants and other contract rights, and (iii) securities convertible directly or indirectly into shares of Common Stock or such equivalent securities. Our acting as Managing Underwriter shall be subject to the following general terms and qualifications.

     1. The Company will, as soon as practicable, file with the Securities and Exchange Commission ("SEC") a Registration Statement ("Registration Statement") on Form S-1 (or other appropriate form) covering the proposed public offering (including the shares of Common Stock underlying the Preferred Stock) which shall include all audited and unaudited financial statements for such periods as may be required by such Form. Such Registration Statement, at the time it becomes effective, shall be in form and substance satisfactory to the Representative and to the Company and to their respective counsel. The Company hereby represents that no person, corporation, trust, partnership, association or other entity has the right to include and/or register any securities of the Company in the Registration Statement hereinafter referred to, or any other registration rights.

     2. On or about the Effective Date of the Registration Statement, it is contemplated that the Representative shall enter into an Underwriting Agreement with the Company in form and in substance satisfactory to counsel for the Representative and the Company. The Underwriting Agreement will provide that the Representative shall purchase on a firm, and not on any other basis, the securities to be offered at a discount equaling ten percent (10%) of the public offering price thereof. Said Underwriting Agreement will further provide that the Representative will have an option to purchase all or part of an additional fifteen percent (15%) of the securities to be offered from the Company to cover any over-allotments for a period of forty five (45) days from the effective date of the Registration Statement upon the same terms and conditions and shall contain such other terms and conditions as are customary in such agreements.

     3. It shall be the Company's obligation, whether or not the offering is consummated, to bear all expenses in connection with the proposed offering, including, but not limited to the following: filing fees, printing costs, experts, expense of tombstone advertisements, advertising costs and expenses, including but not limited to costs and expenses in connection with the "road show," information meetings and presentations, registrar, transfer agent fees, postage and mailing expenses with respect to the transmission of prospectuses, Company counsel and accounting fees, due diligence fees, issue and transfer taxes, if any, and Blue Sky counsel fees and expenses. It is agreed that the Representative's counsel shall perform the required Blue Sky legal services. In this connection, Blue Sky applications shall be made in such states and jurisdictions as shall be requested by the Representative provided that such states and jurisdictions do not require the Company to qualify as a foreign corporation or to file a general consent to service of process.

     4. In addition to the compensation paid pursuant to Paragraph 2, the Company agrees to pay the Representative a non-accountable expense allowance equal to three percent (3%) of the gross proceeds of the proposed public offering, $50,000 of which is due and payable upon execution of this letter of intent.

     If the Representative does not or fails to enter into the proposed Underwriting Agreement, and the reasons therefor are reasonably related to a material adverse change in the business or financial results, prospects or condition of the Company, or a material adverse change in market conditions or if the proposed public offering is not completed because of the Company's actions or failure to take such actions as are reasonably required hereunder and the Representative is prepared to perform in accordance with the terms herein, then, in any such case, the Company agrees to promptly pay the Representative its actual out-of-pocket expenses (on an accountable basis), provided that the advances referred to in paragraph 4 above shall be first offset against such expenses. In addition, the Company shall remain liable for all Blue Sky counsel fees and expenses and Blue Sky filing fees.

     5. The Company shall issue and sell, at the closing of the proposed underwriting, to the Representative and/or its designees, five (5) year warrants to purchase such number of shares of Preferred Stock as shall equal ten percent (10%) of the number of shares of Preferred Stock to be offered (excluding the over-allotment option) being underwritten for the account of the Company at a price of $.0001 per warrant (the "Warrants"). The Warrants shall be exercisable at any time during a period of four (4) years commencing at the beginning of the second year after their issuance and sale at a price equaling 120% of the initial public offering price of the securities to be offered. The Company agrees that, for a period of seven (7) years from the date of the closing of the public offering of the securities to be offered (the "Closing"), if the Company intends to file a Registration Statement or Statements for the public sale of securities for cash (other than a Form S-8, S-4 or comparable Registration Statement), it will notify all of the holders of the Warrants and/or underlying securities and if so requested it will include therein material to permit a public offering of the securities underlying said Warrants at the expense of the Company (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). In addition, for a period of five (5) years from such date, upon the written demand of holder(s) representing a majority of the Warrants, the Company agrees, on one occasion, to promptly register the underlying securities at the expense of the Company (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). In addition, for a period of five (5) years from such date, upon the written demand of any holder, the Company agrees to promptly register the underlying securities at the expense of such holder.

     6. Except upon the consent of the Company and the Representative, all officers and directors and holders of five percent (5%) or more of shares of Common Stock, and securities exercisable, convertible or exchangeable for shares of Common Stock, shall agree not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares or convertible securities whether or not owned, or otherwise dispose of any interest therein under Rule 144 or otherwise, for a period commencing on the Effective Date and ending twelve (12) months from the Effective Date of the Registration Statement. An appropriate legend shall be marked on the face of stock certificates representing all of such shares of Common Stock. In addition, without the consent of the Representative, the Company shall not sell or offer for sale any of its securities for a period of thirteen (13) months following the Effective Date of the Registration Statement except pursuant to options and warrants existing on the date hereof.

     7. On the Effective Date of the Registration Statement, the Company shall have an authorization of capital stock reasonably satisfactory to the Representative.

     8. The Company represents that consummation of the transactions contemplated herein will not as of the Effective Date of the Registration Statement result in a material breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

     9. The Company's financial and operational history, its present condition, financial and otherwise, and its prospects, shall be substantially as represented to the Representative. The

Company shall supply the Representative with such financial statements, contracts and other corporate records and documents as the Representative shall deem necessary and it shall supply the Representative's counsel with all financial statements, contracts, documents and other corporate papers as may be requested by them. In addition, the Representative shall be fully informed of any events which might have a material effect on the financial condition of the Company. If, in the opinion of the Representative, the condition of the Company, financial or otherwise, and its prospects do not fulfill its expectations, the Representative shall have the sole discretion to review and determine its continued interest in the proposed underwriting. In this connection, the Representative expects that, prior to the initial filing of the Registration Statement, the Company shall have entered into employment agreements with each of the management personnel as requested by the Representative and purchased "key-person" life insurance on each of their lives, of which the Company shall be sole beneficiary, all on terms and conditions reasonably satisfactory to the Representative.

     10. It is understood that the Representative may enter into other agreements with broker/dealers who shall act as co-underwriters and/or dealers in connection with the proposed public offering contemplated herein.

     11. The Representative shall not be responsible for any expense of the Company or others for any charges or claims related to the proposed financing or otherwise if the sale of securities to be offered contemplated by this letter is not consummated.

     12. The Company agrees that as of the Effective Date of the Registration Statement there will be no claims or payments for services in the nature of a finder's fee with respect to the proposed public offering or any other arrangements, agreements or understandings that may affect the Representative's compensation, as determined by the National Association of Securities Dealers, Inc.

     13. The Underwriting Agreement shall provide that the Company and its subsidiaries will grant to the Representative a right of first refusal for a period of three (3) years after the Effective Date of the Registration Statement for any sale of securities to be made by the Company or any of its present or future affiliates or subsidiaries.

     14. Prior to the initial filing of the Registration Statement, the Representative will use its best efforts to place up to a maximum of $1.5 million worth of 12% unsecured promissory notes (the "Notes"). The Notes will be repaid upon the earlier of the closing of the proposed public offering and a date to be specified in the Notes. For every purchase of $250,000 worth of Notes in the Private Placement, the purchaser will also receive 100,000 common stock purchase warrants, each warrant exercisable into one share of the Company's Common Stock at an exercise price of $0.75 per share. The Placement Agent Agreement shall state that the Representative shall receive a fee equal to 10% of the offering price of the Notes sold in addition to a non-accountable expense allowance equal to 3% of the gross proceeds of the proposed Private Placement.

     As long as the Representative is proceeding in good faith, the Company covenants and agrees not to negotiate with any other underwriter or other person relating to a possible public offering of securities pending the completion of the public offering contemplated herein. Please affix your signature in the place designated and by doing so, you will confirm our general understanding in connection with the proposed public offering referred to herein, subject to the execution of an Underwriting Agreement. This letter shall serve as an indication of our mutual intention as regards to the proposed public offering stated herein and shall not bind either party except to the responsibilities referred to in paragraphs 4 and 11 herein. No binding commitment upon either party to proceed with the offering will arise until the execution of the Underwriting Agreement.

                                             Very truly yours,


                                             SECURITY CAPITAL TRADING, INC.

                                             By:  /s/ Ronald Heineman
                                                  -------------------------
                                                  Name: Ronald Heineman
                                                  Title: President

The arrangements in the foregoing
letter are satisfactory to us:

AMERICAN TECHNOLOGIES GROUP

By:  /s/ Lawrence J. Brady
     ------------------------------
     Name: Lawrence J. Brady
     Title: Chief Executive Officer